Exhibit 4.1

State of Delaware Secretary of State Division of Corporations Delivered 03:09 PM 10/23/2008 FILED 03:09 PM 10/12/2008 SRV 081061754 - 4615344 FILE

CERTIFICATE OF TRUST OF

UNION CAPITAL STATUTORY TRUST III

THIS Certificate of Trust of Union Capital Statutory Trust III (the “Trust”) is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.)(the “Act”).

1.	Name. The name of the statutory trust formed hereby is Union Capital Statutory Trust III.

2.	Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890-0001, Attention: Corporate Trust Administration.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY,
as Delaware Trustee

By:	/s/ Christopher J. Slaybaugh
Name:	Christopher J. Slaybaugh
Title:	Assistant Vice President

/s/ G. William Beale
G. William Beale, Trustee

/s/ D. Anthony Peay
D. Anthony Peay, Trustee

/s/ Janis Orfe
Janis Orfe, Trustee